EXHIBIT 16.1

August 16, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated August 16, 2017, of Loop Industries, Inc. and are in agreement with the statements contained in paragraphs 2, 3 and 4 on page 2 therein. We have no basis on which to agree or disagree with other statements of the registrant contained therein.

/s/ Weinberg & Company, P.A.

Los Angeles, California